UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2016

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Revolving Credit and Guaranty Agreement

On June 9, 2016, Dana Holding Corporation, a Delaware corporation, (“Dana”) entered into a Revolving Credit and Guaranty Agreement, among Dana, as borrower, certain domestic subsidiaries of Dana party thereto (the “Guarantors”), Citibank, N.A., as administrative agent and collateral agent (the “Agent”), and a syndicate of other banks party thereto as lead arrangers, joint bookrunners, syndication agent, documentation agent and lenders (the “Revolving Credit Facility”).

The Revolving Credit Facility has a five-year term and matures in June 2021. Availability under the Revolving Credit Facility will be in an aggregate amount of $500.0 million, reduced for outstanding credit advances or letter of credit issuances. The Revolving Credit Facility is guaranteed by the Guarantors, which consist of all of Dana’s restricted wholly owned domestic subsidiaries, subject to certain exceptions, including exceptions for Dana Credit Corporation and Dana Companies, LLC and their respective subsidiaries. The Revolving Credit Facility is secured on a first-priority lien basis on substantially all of the assets of Dana and the Guarantors, subject to certain exceptions. The Revolving Credit Facility refinanced the existing asset based revolving credit facility (the “Existing ABL Facility”). There are no amounts outstanding under the Revolving Credit Facility, but certain outstanding letters of credit under the Existing ABL Facility were rolled over into the Revolving Credit Facility.

The Revolving Credit Facility bears interest at a floating rate based on, at Dana’s option, (A) a Eurodollar rate plus an applicable margin between 1.50% and 2.00% per annum that is determined by reference to a total net leverage ratio or (B) a Base Rate plus an applicable margin between 0.50% and 1.00% per annum that is determined by reference to a total net leverage ratio. In addition to paying interest on outstanding principal under the Revolving Credit Facility, Dana is required to pay a commitment fee to the lenders in respect of the unutilized commitments at a rate between 0.25% and 0.50% per annum that is determined by reference to a total net leverage ratio.

The lenders have the ability, subject to certain cure rights of Dana, to accelerate loan payment dates and charge default interest rates for certain breaches by Dana and the Guarantors of their covenants and other obligations under the Revolving Credit Facility.

The Revolving Credit Facility does not have any financial maintenance covenants, other than a first lien net leverage ratio not to exceed 2.00 to 1.00.

The description above is a summary of the Revolving Credit Facility and is qualified in its entirety by the complete text of the Revolving Credit Facility itself, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Revolving Facility Security Agreement

On June 9, 2016, Dana entered into a Revolving Security Agreement among Dana, the Guarantors (together with Dana, the “Pledgors”) and the Agent, pursuant to which the Pledgors granted a security interest in certain collateral to the Agent for the benefit of the secured parties under the Revolving Credit Facility (the “Security Agreement”).

The collateral securing the Revolving Credit Facility, pursuant to the Security Agreement, consists of substantially all assets of the Pledgors, subject to certain exceptions set forth in the Security Agreement.

The description above is a summary of the Security Agreement and is qualified in its entirety by the complete text of the Security Agreement itself, which is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth under Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K, which discussion is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description

10.1	Revolving Credit and Guaranty Agreement, dated as of June 9, 2016, among Dana Holding Corporation, as borrower, the guarantors party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other lenders party thereto.

10.2	Revolving Facility Security Agreement, dated as of June 9, 2016, from Dana Holding Corporation and the other guarantors referred to therein, as grantors, to Citibank, N.A., as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: June 9, 2016	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Revolving Credit and Guaranty Agreement, dated as of June 9, 2016, among Dana Holding Corporation, as borrower, the guarantors party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other lenders party thereto.

10.2	Revolving Facility Security Agreement, dated as of June 9, 2016, from Dana Holding Corporation and the other guarantors referred to therein, as grantors, to Citibank, N.A., as collateral agent.